Exhibit 99.1

Summit Materials, Inc. Reports First Quarter 2022 Results
Strong pricing and demand conditions continue
Results in line with expectations
Net Leverage Ratio remains below Elevate Summit target
DENVER, CO. - (May 4, 2022) - Summit Materials, Inc. (NYSE: SUM) (“Summit,” “Summit Materials,” "Summit Inc." or the “Company”), a leading vertically integrated construction materials company, today announced results for the first quarter ended April 2, 2022 (“first quarter”). All comparisons are versus the quarter ended April 3, 2021 unless noted otherwise.

	Three months ended
($ in thousands)	April 2, 2022	April 3, 2021	% Chg vs. PY
Net revenue	$392,495	$398,481	(1.5)%
Operating loss	(34,295)	(25,059)	(36.9)%
Net loss	(34,800)	(23,245)	(49.7)%
Basic EPS	$(0.29)	$(0.19)	(52.6)%

Adjusted Cash Gross Profit	67,567	81,150	(16.7)%
Adjusted EBITDA	23,263	41,734	(44.3)%

"Our first quarter 2022 results demonstrate that we have sustained the momentum we built in 2021 and are on solid footing as we head into the prime construction season," said Summit Materials CEO Anne Noonan. "Our unwavering focus is squarely on our strategic execution and controlling what we can control to make further progress towards our Horizon One financial objectives of driving margin expansion, controlling leverage, and increasing ROIC. Price increases were communicated across all markets and lines of business with effective dates varying from January 1 to April 1, 2022, depending upon seasonality. We expect those increases will be fully reflected in the second quarter of 2022. We would characterize current market conditions as favorable towards the potential for additional price increases this year in all lines of business. We are diligently moving forward with portfolio optimization moves, implementing our Value Pricing principles, and pulling all available self-help margin levers to improve performance, offset inflation, and upgrade our quality of earnings. We are updating our 2022 Adjusted EBITDA guidance to reflect the impact of a divestiture and we remain confident that Summit Materials is on track for another year of solid growth."

Brian Harris, CFO of Summit Materials, added, "Sound strategic execution has put Summit in a position to pursue a broader range of high return capital allocation priorities. As part of our Elevate Summit strategy, we have closed nine strategic divestitures with line of sight to completing the ten to twelve as part of our Horizon One goal. We believe these divestitures advance our market leadership and asset light priorities and together with continued organic growth, provides Summit the financial flexibility to invest in greenfields, pursue attractive M&A opportunities, and opportunistically buy back our shares when they present compelling value."

In the three months ended April 2, 2022, Summit Materials sold one business in the East segment, resulting in cash proceeds of $47.8 million and a total gain on disposition of $14.2 million. To date, as part of its Elevate Summit Strategy, the Company has received $176.1 million in proceeds from a total of nine divestitures. As of April 2, 2022, Summit reclassified an operating unit in its East segment as held for sale, and expects to close the transaction in the second quarter of 2022.

In March 2022, the Company repurchased 1.5 million shares of Class A common stock for $47.5 million. As of April 2, 2022, approximately $202.5 million remained available for share repurchases under the share repurchase program.

2022 Guidance

For the full year 2022, Summit is updating its Adjusted EBITDA guidance to approximately $529 million to $557 million, from $535 million to $565 million previously, and continues to expect 2022 capital expenditures of approximately $270 million to $290 million, including greenfield projects.

First Quarter 2022 | Total Company Results

Net Revenue decreased $6.0 million, or 1.5% in the first quarter to $392.5 million, primarily resulting from divestitures completed in 2021, partially offset by increases in average sales prices.

Operating loss increased $9.2 million, or 36.9% in the first quarter to $34.3 million, as timing of price increases temporarily lagged increased costs from inflation, timing of repair and maintenance expenditures and certain stripping activities, unplanned downtime at a few of our locations, mitigated by a $5.1 million decrease in depreciation, depletion, amortization and accretion expenses. Summit's operating margin percentage for the three months ended April 2, 2022 decreased to (8.7)% from (6.3)%, from the comparable period a year ago.

Net loss attributable to Summit Inc. increased to $34.3 million, or $(0.29) per basic share, compared to $22.5 million, or $(0.19) per basic share in the comparable prior year period. Summit reported adjusted diluted net loss of $49.0 million, or $(0.41) per adjusted diluted share as compared to $38.9 million, or $(0.33) per adjusted diluted share in the prior year period.

Adjusted EBITDA decreased $18.5 million, or 44.3% to $23.3 million.

First Quarter 2022 | Results by Line of Business

Aggregates Business: Aggregates net revenues increased by $6.0 million to $123.4 million in the first quarter. Aggregates adjusted cash gross profit margin decreased to 36.3% in the first quarter as compared to 41.8% in the first quarter 2021. Aggregates sales volume decreased 0.8% in the first quarter as solid organic volume growth in several markets was more than offset by volume decreases in certain markets due to divestitures. Average selling prices for aggregates increased 4.8% in the first quarter with growth across both reporting segments.

Cement Business: Cement segment net revenues increased 13.7% to $46.2 million in the first quarter. Cement segment adjusted cash gross profit margin decreased to (2.0)% in the first quarter, compared to 1.9% in the prior year period, reflecting the impact of an annual maintenance shutdown and slightly slower than expected resumption of operations. Sales volume of cement increased 0.3% and average selling prices increased 10.1% in the first quarter.

Products Business: Products net revenues were $189.7 million in the first quarter, compared to $198.7 million in the prior year period. Products adjusted cash gross profit margin decreased to 11.6% in the first quarter, versus 13.6% in the prior year period. Average sales price for ready-mix concrete increased 7.3% driven by pricing growth in all markets, with strong, double-digit growth in the Intermountain West. Sales volumes of ready-mix concrete decreased 7.2% due to lower volumes in Kansas and north Texas due to weather. Average selling prices for asphalt increased 10.2%, driven by strong pricing gains in Virginia and the Intermountain West market. Asphalt volume decreased 45.1% due primarily to the impact of divestitures.

First Quarter 2022 | Results By Reporting Segment

West Segment: The West Segment operating income decreased 46.9% to $8.0 million and Adjusted EBITDA decreased 19.6% to $32.7 million in the first quarter primarily due to higher sub-contractor costs, as well as increased repair and maintenance and fuel costs that were realized ahead of price increases broadly going into effect. Aggregates revenue in the first quarter increased 7.8% on 3.7% pricing growth and 3.9% volume growth, which was driven by strong demand in Texas and the Intermountain West geography, as well as increased projects in British Columbia. Ready-mix concrete revenue in the first quarter increased 6.0% as 7.0% pricing growth was partially offset by lower volumes. Asphalt revenue decreased 50.9% in the first quarter as volumes decreased 50.7%, due to a divestiture made in the second quarter of 2021. Asphalt sales prices increased 10.3% in the period.

East Segment: The East Segment operating loss increased 3.4% to $10.7 million and Adjusted EBITDA decreased 30.7% to $8.1 million in the first quarter. Lower operating income and Adjusted EBITDA reflects increased cost of revenue that exceeded pricing growth. Aggregates revenue was flat to prior year. Aggregates volumes decreased 6.5% primarily due to divestitures and partially offset by growth in Georgia. Average selling prices for aggregates increased 7.0%. Ready-mix concrete revenue decreased 26.6% as volumes decreased by 32.5%, partially offset by average selling price growth of 8.9%. Asphalt revenue increased 10.3% as lower volumes were more than offset by pricing growth. Asphalt average selling prices increased 14.5% due to product mix and asphalt mix design.

Cement Segment: The Cement Segment operating loss increased 34.4% to $13.5 million in the first quarter. Adjusted EBITDA decreased $8.3 million as our repair and maintenance costs associated our annual shutdown were elevated relative to the comparable prior period. In first quarter, the Cement Segment reported volume growth of 0.3% and average selling price growth of 10.1%.

Liquidity and Capital Resources

As of April 2, 2022, the Company had $287.4 million in cash and $1.6 billion in debt outstanding. The Company's $345 million revolving credit facility has $324.6 million available after outstanding letters of credit. For the quarter ended April 2, 2022, cash flow used in operations was $16.7 million and cash paid for capital expenditures was $57.8 million.

In March 2022, the Company repurchased 1.5 million shares of Class A common stock for $47.5 million. As of April 2, 2022, approximately $202.5 million remained available for share repurchases under the share repurchase program.

Webcast and Conference Call Information

Summit Materials will conduct a conference call on Thursday, May 5, 2022, at 11:00 a.m. eastern time (9:00 a.m. mountain time) to review the Company’s first quarter 2022 financial results, discuss recent events and conduct a question-and-answer session.

A webcast of the conference call and accompanying presentation materials will be available in the Investors section of Summit’s website at investors.summit-materials.com. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software.

A webcast of the first quarter results conference call and accompanying presentation materials will be available in the Investors section of Summit’s website at investors.summit-materials.com or at the following link: https://events.q4inc.com/attendee/420213312

To participate in the live teleconference for first quarter 2022 financial results:

Domestic Live: 1-888-330-3416
International Live: 1-646-960-0820
Conference ID: 1542153
Password: Summit

To listen to a replay of the teleconference, which will be available through May 12, 2022:

Domestic Replay: 1-800-770-2030
International Replay: 1-647-362-9199
Conference ID: 1542153

About Summit Materials

Summit Materials is a leading vertically integrated materials-based company that supplies aggregates, cement, ready-mix concrete and asphalt in the United States and British Columbia, Canada. Summit is a geographically diverse, materials-based business of scale that offers customers a single-source provider of construction materials and related downstream products in the public infrastructure, residential and nonresidential end markets. Summit has a strong track record of successful acquisitions since its founding and continues to pursue growth opportunities in new and existing markets. For more information about Summit Materials, please visit www.summit-materials.com.

Non-GAAP Financial Measures

The Securities and Exchange Commission (“SEC”) regulates the use of “non-GAAP financial measures,” such as Adjusted Net Income (Loss), Adjusted Diluted Net Income, Adjusted Diluted EPS, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Cash Gross Profit, Adjusted Cash Gross Profit Margin, Free Cash Flow, Net Leverage and Net Debt which are derived on the basis of methodologies other than in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). We have provided these measures because, among other things, we believe that they provide investors with additional information to measure our performance, evaluate our ability to service our debt and evaluate certain flexibility under our restrictive covenants. Our Adjusted Net Income (Loss), Adjusted Diluted Net Income, Adjusted Diluted EPS, Adjusted EBITDA, Further Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Cash Gross Profit, Adjusted Cash Gross Profit Margin, Free Cash Flow, Net Leverage and Net Debt may vary from the use of such terms by others and should not be considered as alternatives to or more important than net income (loss), operating income (loss), revenue or any other performance measures derived in accordance with U.S. GAAP as measures of operating performance or to cash flows as measures of liquidity.

Adjusted EBITDA, Adjusted EBITDA Margin, and other non-GAAP measures have important limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under U.S. GAAP. Some of the limitations of Adjusted EBITDA are that these measures do not reflect: (i) our cash expenditures or future requirements for capital expenditures or contractual commitments; (ii) changes in, or cash requirements for, our working capital needs; (iii) interest expense or cash requirements necessary to service interest and principal payments on our debt; and (iv) income tax payments we are required to make. Because of these limitations, we rely primarily on our U.S. GAAP results and use Adjusted EBITDA, Adjusted EBITDA Margin and other non-GAAP measures on a supplemental basis.

Adjusted EBITDA, Further Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Cash Gross Profit, Adjusted Cash Gross Profit Margin, Adjusted Net Income (Loss), Adjusted Diluted Net Income, Adjusted Diluted EPS, Free Cash Flow, Net Leverage and Net Debt reflect additional ways of viewing aspects of our business that, when viewed with our GAAP results and the accompanying reconciliations to U.S. GAAP financial measures included in the tables attached to this press release, may provide a more complete understanding of factors and trends affecting our business. We strongly encourage investors to review our consolidated financial statements in their entirety and not rely on any single financial measure. Reconciliations of the non-GAAP measures used in this press release are included in the attached tables. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include all statements that do not relate solely to historical or current facts, and you can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “trends,” “plans,” “estimates,” “projects” or “anticipates” or similar expressions that concern our strategy, plans, expectations or intentions. All statements made relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. These forward-looking statements are subject to risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, it is very difficult to predict the effect of known factors, and, of course, it is impossible to anticipate all factors that could affect our actual results. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be realized. Important factors could affect our results and could cause results to differ materially from those expressed in our forward-looking statements, including but not limited to the factors discussed in the section entitled “Risk Factors” in Summit Inc.’s Annual Report on Form 10-K for the fiscal year ended January 1, 2022, as filed with the SEC, and any factors discussed in the section entitled “Risk Factors” in any of our subsequently filed SEC filings.

-	the impact of the COVID-19 pandemic, and responses to it, including vaccine mandates, or any similar crisis, on our business;

-	our dependence on the construction industry and the strength of the local economies in which we operate;

-	the cyclical nature of our business;

-	risks related to weather and seasonality;

-	risks associated with our capital-intensive business;

-	competition within our local markets;

-	our ability to execute on our acquisition strategy, successfully integrate acquisitions with our existing operations and retain key employees of acquired businesses;

-	our dependence on securing and permitting aggregate reserves in strategically located areas;

-	declines in public infrastructure construction and delays or reductions in governmental funding, including the funding by transportation authorities and other state agencies;

-	our reliance on private investment in infrastructure, which may be adversely affected by periods of economic stagnation and recession;

-	environmental, health, safety and climate change laws or governmental requirements or policies concerning zoning and land use;

-	costs associated with pending and future litigation;

-	rising prices for, or more limited availability of, commodities, labor and other production and delivery inputs as a result of inflation, supply chain challenges or otherwise;

-	conditions in the credit markets;

-	our ability to accurately estimate the overall risks, requirements or costs when we bid on or negotiate contracts that are ultimately awarded to us;

-	material costs and losses as a result of claims that our products do not meet regulatory requirements or contractual specifications;

-	cancellation of a significant number of contracts or our disqualification from bidding for new contracts;

-	special hazards related to our operations that may cause personal injury or property damage not covered by insurance;

-	unexpected factors affecting self-insurance claims and reserve estimates;

-	our substantial current level of indebtedness, including our exposure to variable interest rate risk;

-	our dependence on senior management and other key personnel, and our ability to retain and attract qualified personnel;

-	supply constraints or significant price fluctuations in the electricity and petroleum-based resources that we use, including diesel and liquid asphalt;

-	climate change and climate change legislation or regulations;

-	unexpected operational difficulties;

-	interruptions in our information technology systems and infrastructure; including cybersecurity and data leakage risks; and

-	potential labor disputes, strikes, other forms of work stoppage or other union activities.

All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements. Any forward-looking statement that we make herein speaks only as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Unaudited Consolidated Statements of Operations
($ in thousands, except share and per share amounts)

	Three months ended
	April 2,	April 3,
	2022	2021
Revenue:
Product	$355,669	$354,234
Service	36,826	44,247
Net revenue	392,495	398,481
Delivery and subcontract revenue	28,452	29,363
Total revenue	420,947	427,844
Cost of revenue (excluding items shown separately below):
Product	290,345	277,134
Service	34,583	40,197
Net cost of revenue	324,928	317,331
Delivery and subcontract cost	28,452	29,363
Total cost of revenue	353,380	346,694
General and administrative expenses	51,924	51,642
Depreciation, depletion, amortization and accretion	51,193	56,336
Gain on sale of property, plant and equipment	(1,255)	(1,769)
Operating loss	(34,295)	(25,059)
Interest expense	20,149	24,186
Gain on sale of businesses	(14,205)	(15,668)
Other income, net	(696)	(4,889)
Loss from operations before taxes	(39,543)	(28,688)
Income tax benefit	(4,743)	(5,443)
Net loss	(34,800)	(23,245)
Net loss attributable to Summit Holdings (1)	(508)	(728)
Net loss attributable to Summit Inc.	$(34,292)	$(22,517)
Loss per share of Class A common stock:
Basic	$(0.29)	$(0.19)
Diluted	$(0.29)	$(0.20)
Weighted average shares of Class A common stock:
Basic	118,937,466	115,664,725
Diluted	118,937,466	115,411,204
________________________________________________________
(1) Represents portion of business owned by pre-IPO investors rather than by Summit.

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
($ in thousands, except share and per share amounts)

	April 2,	January 1,
	2022	2022
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$287,392	$380,961
Accounts receivable, net	239,839	287,226
Costs and estimated earnings in excess of billings	12,723	7,600
Inventories	187,009	180,760
Other current assets	14,305	11,827
Current assets held for sale	36,572	1,236
Total current assets	777,840	869,610
Property, plant and equipment, less accumulated depreciation, depletion and amortization (April 2, 2022 - $1,290,560 and January 1, 2022 - $1,266,513)	1,766,594	1,842,908
Goodwill	1,146,276	1,163,750
Intangible assets, less accumulated amortization (April 2, 2022 - $16,218 and January 1, 2022 - $15,269)	67,015	69,396
Deferred tax assets, less valuation allowance (April 2, 2022 - $1,675 and January 1, 2022 - $1,675)	211,372	204,566
Operating lease right-of-use assets	28,766	30,150
Other assets	43,200	58,745
Noncurrent assets held for sale	102,182	—
Total assets	$4,143,245	$4,239,125
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of debt	$6,354	$6,354
Current portion of acquisition-related liabilities	13,078	13,110
Accounts payable	146,292	128,232
Accrued expenses	113,569	147,476
Current operating lease liabilities	5,934	6,497
Billings in excess of costs and estimated earnings	6,734	7,401
Current liabilities held for sale	13,110	—
Total current liabilities	305,071	309,070
Long-term debt	1,590,050	1,591,019
Acquisition-related liabilities	22,928	33,369
Tax receivable agreement liability	326,548	326,548
Noncurrent operating lease liabilities	28,017	28,880
Other noncurrent liabilities	121,103	127,027
Noncurrent liabilities held for sale	3,031	—
Total liabilities	2,396,748	2,415,913
Stockholders’ equity:
Class A common stock, par value $0.01 per share; 1,000,000,000 shares authorized, 118,041,848 and 118,705,108 shares issued and outstanding as of April 2, 2022 and January 1, 2022, respectively	1,181	1,188
Class B common stock, par value $0.01 per share; 250,000,000 shares authorized, 99 shares issued and outstanding as of April 2, 2022 and January 1, 2022	—	—
Additional paid-in capital	1,330,548	1,326,340
Accumulated earnings	397,170	478,956
Accumulated other comprehensive income	8,389	7,083
Stockholders’ equity	1,737,288	1,813,567
Noncontrolling interest in Summit Holdings	9,209	9,645
Total stockholders’ equity	1,746,497	1,823,212
Total liabilities and stockholders’ equity	$4,143,245	$4,239,125

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Unaudited Consolidated Statements of Cash Flows
($ in thousands)

	Three months ended
	April 2,	April 3,
	2022	2021
Cash flows from operating activities:
Net loss	$(34,800)	$(23,245)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	54,838	59,107
Share-based compensation expense	5,422	5,363
Net gain on asset and business disposals	(15,660)	(15,964)
Change in deferred tax asset, net	(7,770)	(10,145)
Other	(221)	483
Decrease (increase) in operating assets, net of acquisitions and dispositions:
Accounts receivable, net	35,836	4,946
Inventories	(36,752)	(15,412)
Costs and estimated earnings in excess of billings	(6,449)	(8,442)
Other current assets	(1,891)	(9,209)
Other assets	1,183	2,504
(Decrease) increase in operating liabilities, net of acquisitions and dispositions:
Accounts payable	16,744	14,518
Accrued expenses	(25,946)	(24,130)
Billings in excess of costs and estimated earnings	317	(2,578)
Tax receivable agreement liability	—	4,152
Other liabilities	(1,564)	(3,266)
Net cash used in operating activities	(16,713)	(21,318)
Cash flows from investing activities:
Purchases of property, plant and equipment	(57,774)	(69,757)
Proceeds from the sale of property, plant and equipment	1,439	2,663
Proceeds from sale of businesses	47,821	33,077
Other	(857)	(483)
Net cash used in investing activities	(9,371)	(34,500)
Cash flows from financing activities:
Payments on debt	(7,603)	(10,170)
Payments on acquisition-related liabilities	(11,397)	(8,096)
Repurchases of common stock	(47,509)	—
Proceeds from stock option exercises	27	15,920
Other	(1,180)	(416)
Net cash used in financing activities	(67,662)	(2,762)
Impact of foreign currency on cash	177	140
Net decrease in cash	(93,569)	(58,440)
Cash and cash equivalents—beginning of period	380,961	418,181
Cash and cash equivalents—end of period	$287,392	$359,741

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Unaudited Revenue Data by Segment and Line of Business
($ in thousands)

	Three months ended		Twelve months ended
	April 2,	April 3,	April 2,	April 3,
	2022	2021	2022	2021
Segment Net Revenue:
West	$236,002	$234,744	$1,170,724	$1,198,173
East	110,268	123,068	752,196	719,290
Cement	46,225	40,669	303,790	273,366
Net Revenue	$392,495	$398,481	$2,226,710	$2,190,829

Line of Business - Net Revenue:
Materials
Aggregates	$123,393	$117,388	$579,162	$519,234
Cement (1)	42,554	38,139	286,496	262,905
Products	189,722	198,707	1,059,062	1,091,467
Total Materials and Products	355,669	354,234	1,924,720	1,873,606
Services	36,826	44,247	301,990	317,223
Net Revenue	$392,495	$398,481	$2,226,710	$2,190,829

Line of Business - Net Cost of Revenue:
Materials
Aggregates	$78,609	$68,297	$287,068	$250,856
Cement	43,485	37,360	169,233	151,238
Products	167,653	171,620	868,165	879,444
Total Materials and Products	289,747	277,277	1,324,466	1,281,538
Services	35,181	40,054	242,568	256,171
Net Cost of Revenue	$324,928	$317,331	$1,567,034	$1,537,709

Line of Business - Adjusted Cash Gross Profit (2):
Materials
Aggregates	$44,784	$49,091	$292,094	$268,378
Cement (3)	(931)	779	117,263	111,667
Products	22,069	27,087	190,897	212,023
Total Materials and Products	65,922	76,957	600,254	592,068
Services	1,645	4,193	59,422	61,052
Adjusted Cash Gross Profit	$67,567	$81,150	$659,676	$653,120

Adjusted Cash Gross Profit Margin (2)
Materials
Aggregates	36.3%	41.8%	50.4%	51.7%
Cement (3)	(2.0)%	1.9%	38.6%	40.8%
Products	11.6%	13.6%	18.0%	19.4%
Services	4.5%	9.5%	19.7%	19.2%
Total Adjusted Cash Gross Profit Margin	17.2%	20.4%	29.6%	29.8%
________________________________________________________
(1) Net revenue for the cement line of business excludes revenue associated with hazardous and non-hazardous waste, which is processed into fuel and used in the cement plants and is included in services net revenue. Additionally, net revenue from cement swaps and other cement-related products are included in products net revenue.
(2) Adjusted cash gross profit is calculated as net revenue by line of business less net cost of revenue by line of business. Adjusted cash gross profit margin is defined as adjusted cash gross profit divided by net revenue.
(3) The cement adjusted cash gross profit includes the earnings from the waste processing operations, cement swaps and other products. Cement line of business adjusted cash gross profit margin is defined as cement adjusted cash gross profit divided by cement segment net revenue.

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Unaudited Volume and Price Statistics
(Units in thousands)

	Three months ended
Total Volume	April 2, 2022	April 3, 2021
Aggregates (tons)	13,402	13,509
Cement (tons)	341	340
Ready-mix concrete (cubic yards)	1,241	1,338
Asphalt (tons)	260	474

	Three months ended
Pricing	April 2, 2022	April 3, 2021
Aggregates (per ton)	$11.15	$10.64
Cement (per ton)	128.42	116.69
Ready-mix concrete (per cubic yards)	127.00	118.31
Asphalt (per ton)	66.15	60.01

	Three months ended
	Percentage Change in
Year over Year Comparison	Volume	Pricing
Aggregates (per ton)	(0.8)%	4.8%
Cement (per ton)	0.3%	10.1%
Ready-mix concrete (per cubic yards)	(7.2)%	7.3%
Asphalt (per ton)	(45.1)%	10.2%

	Three months ended
	Percentage Change in
Year over Year Comparison (Excluding acquisitions)	Volume	Pricing
Aggregates (per ton)	(1.5)%	5.0%
Cement (per ton)	0.3%	10.1%
Ready-mix concrete (per cubic yards)	(7.2)%	7.3%
Asphalt (per ton)	(45.1)%	10.2%

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Unaudited Reconciliations of Gross Revenue to Net Revenue by Line of Business
($ and Units in thousands, except pricing information)

	Three months ended April 2, 2022
			Gross Revenue	Intercompany	Net
	Volumes	Pricing	by Product	Elimination/Delivery	Revenue
Aggregates	13,402	$11.15	$149,426	$(26,033)	$123,393
Cement	341	128.42	43,806	(1,252)	42,554
Materials			$193,232	$(27,285)	$165,947
Ready-mix concrete	1,241	127.00	157,602	(39)	157,563
Asphalt	260	66.15	17,217	(80)	17,137
Other Products			75,965	(60,943)	15,022
Products			$250,784	$(61,062)	$189,722

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Unaudited Reconciliations of Non-GAAP Financial Measures
($ in thousands, except share and per share amounts)
The tables below reconcile our net loss to Adjusted EBITDA by segment for the three months ended April 2, 2022 and April 3, 2021.

Reconciliation of Net Income (Loss) to Adjusted EBITDA	Three months ended April 2, 2022
by Segment	West	East	Cement	Corporate	Consolidated
($ in thousands)
Net income (loss)	$11,901	$7,366	$(8,431)	$(45,636)	$(34,800)
Interest (income) expense	(3,970)	(3,451)	(4,962)	32,532	20,149
Income tax expense (benefit)	176	(106)	—	(4,813)	(4,743)
Depreciation, depletion and amortization	24,348	17,884	7,498	749	50,479
EBITDA	$32,455	$21,693	$(5,895)	$(17,168)	$31,085
Accretion	227	411	76	—	714
Gain on sale of businesses	—	(14,205)	—	—	(14,205)
Non-cash compensation	—	—	—	5,422	5,422
Other	10	237	—	—	247
Adjusted EBITDA	$32,692	$8,136	$(5,819)	$(11,746)	$23,263
Adjusted EBITDA Margin (1)	13.9%	7.4%	(12.6)%		5.9%

Reconciliation of Net Income (Loss) to Adjusted EBITDA	Three months ended April 3, 2021
by Segment	West	East	Cement	Corporate	Consolidated
($ in thousands)
Net income (loss)	$17,436	$6,969	$(1,605)	$(46,045)	$(23,245)
Interest (income) expense	(2,032)	(1,720)	(4,045)	31,983	24,186
Income tax expense (benefit)	186	(66)	—	(5,563)	(5,443)
Depreciation, depletion and amortization	24,924	21,474	8,068	1,104	55,570
EBITDA	$40,514	$26,657	$2,418	$(18,521)	$51,068
Accretion	216	469	81	—	766
Gain on sale of business	—	(15,668)	—	—	(15,668)
Non-cash compensation	—	—	—	5,363	5,363
Other	(82)	287	—	—	205
Adjusted EBITDA	$40,648	$11,745	$2,499	$(13,158)	$41,734
Adjusted EBITDA Margin (1)	17.3%	9.5%	6.1%		10.5%
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(1) Adjusted EBITDA Margin is defined as Adjusted EBITDA as a percentage of net revenue.

The table below reconciles our net loss attributable to Summit Materials, Inc. to adjusted diluted net loss per share for the three months ended April 2, 2022 and April 3, 2021. The per share amount of the net loss attributable to Summit Materials, Inc. presented in the table is calculated using the total equity interests for the purpose of reconciling to adjusted diluted net loss per share.

	Three months ended
	April 2, 2022		April 3, 2021
Reconciliation of Net Loss Per Share to Adjusted Diluted EPS	Net Loss	Per Equity Unit	Net Loss	Per Equity Unit
Net loss attributable to Summit Materials, Inc.	$(34,292)	$(0.29)	$(22,517)	$(0.19)
Adjustments:
Net loss attributable to noncontrolling interest	(508)	—	(728)	(0.01)
Gain on sale of businesses	(14,205)	(0.12)	(15,668)	(0.13)
Adjusted diluted net loss	$(49,005)	$(0.41)	$(38,913)	$(0.33)
Weighted-average shares:
Basic Class A common stock	118,777,341		115,411,204
LP Units outstanding	1,314,006		2,613,210
Total equity units	120,091,347		118,024,414

The following table reconciles operating loss to Adjusted Cash Gross Profit and Adjusted Cash Gross Profit Margin for the three months ended April 2, 2022 and April 3, 2021.

	Three months ended
	April 2,	April 3,
Reconciliation of Operating Loss to Adjusted Cash Gross Profit	2022	2021
($ in thousands)
Operating loss	$(34,295)	$(25,059)
General and administrative expenses	51,924	51,642
Depreciation, depletion, amortization and accretion	51,193	56,336
Gain on sale of property, plant and equipment	(1,255)	(1,769)
Adjusted Cash Gross Profit (exclusive of items shown separately)	$67,567	$81,150
Adjusted Cash Gross Profit Margin (exclusive of items shown separately) (1)	17.2%	20.4%
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(1) Adjusted Cash Gross Profit Margin is defined as Adjusted Cash Gross Profit as a percentage of net revenue.

The following table reconciles net cash used in operating activities to free cash flow for the three months ended April 2, 2022 and April 3, 2021.

	Three months ended
	April 2,	April 3,
($ in thousands)	2022	2021
Net loss	$(34,800)	$(23,245)
Non-cash items	36,609	38,844
Net loss adjusted for non-cash items	1,809	15,599
Change in working capital accounts	(18,522)	(36,917)
Net cash used in operating activities	(16,713)	(21,318)
Capital expenditures, net of asset sales	(56,335)	(67,094)
Free cash flow	$(73,048)	$(88,412)

Contact:

Andy Larkin
VP, Investor Relations
andy.larkin@summit-materials.com
720-618-6013